EXHIBIT 99.1

NOVAGEN ACQUIRES EQUIPMENT, EXPANDS RENEGADE OPERATIONS

Novagen Ingenium Inc (OTCQB: NOVZ) today announced that its subsidiary, Renegade Engine Company Pty Ltd. (“Renegade”), has expanded its operations to include traffic control services in Queensland, Australia. The new business line is expected to be revenue positive within three months.

Originally a custom bike manufacturer and retailer, Renegade was acquired by Novagen in 2012 and restructured to focus on the design and manufacture of the Renegade V-Twin Engine. Renegade’s retail operations were divested in 2013, but 4 custom motorcycles remained as dormant inventory.

Under an asset swap agreement dated August 1, 2014, Renegade exchanged one of the motorcycles for three utility vehicles outfitted for traffic control work. Leveraging off its experience in the Australian transportation industry, Renegade has since put the utility trucks into operation and acquired 2 more vehicles to meet the demand for traffic control services in Queensland, Australia.

Profits from the new business line will be reinvested in development of the Renegade engine. “This transaction has been a double-win for us,” reflected Sonny Nugent, President of Renegade, “we have reduced the carrying costs of dormant inventory while simultaneously establishing a revenue producing business that will support our engine operations and bring us closer to self-reliance.”

“While Novagen is focused on developing its engine properties for commercialization, we remain sensitive to the cost of financing, especially dilution,” said Micheal Nugent, CEO of Novagen. “We believe that reducing our reliance on financing by taking advantage of appropriate revenue producing opportunities is not just good for our shareholders – it’s just good business.”

# # #
About Novagen Ingenium Inc.

Novagen Ingenium Inc. (OTCQB: NOVZ) is engaged in the development and commercialization of low carbon emission engines. Novagen’s operations are based in Queensland, Australia.

Safe Harbor Statement

Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Risk factors that could cause actual results to differ materially from those projected in forward-looking statements include, but are not limited to, general business conditions, managing growth, and political and other business risks. All forward-looking statements are expressly qualified in their entirety by this paragraph and the risks and other factors detailed in Novagen’s reports filed with the Securities and Exchange Commission. Novagen undertakes no duty to update these forward-looking statements.